                                                                    EXHIBIT 4.01

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT is made as of May 6, 1996, by COOPER & CHYAN TECHNOLOGY, INC., a Delaware corporation (the "Company"), JOHN F. COOPER, DAVID CHYAN, JOHN R. HARDING, WILLIAM PORTELLI and ROBERT D. SELVI, individuals (the "Selling Stockholders"), and SYNOPSYS, INC., a Delaware corporation ("Synopsys").

                                    Recitals

         A. The Company desires to issue and sell 160,292 shares (the "Company Shares") of its authorized Common Stock, without par value (the "Common Stock") to Synopsys at a price of $14.50 per share for an aggregate purchase price of $2,324,234.00.

         B. Each of the Selling Stockholders desires to sell to Synopsys that number of shares of Common Stock set forth opposite such Selling Stockholder's name on Exhibit A at a price of $14.50 per share. Collectively, the Selling Stockholders desire to sell a total of 1,046,250 shares to Synopsys for an aggregate purchase price of $15,170,625.00.

         C. Synopsys desires to purchase the shares of the Company's Common Stock referred to in Recitals A and B above (collectively, the "Shares") from the Company and the Selling Stockholders on the terms and subject to the conditions of this agreement.

         D.   In connection with the transaction contemplated by this agreement,
(i) counsel to the Company is delivering an opinion in the form of Exhibit B , and (ii) the Company and Synopsys are entering into an Investor Rights Agreement (the "Investor Rights Agreement"), a Joint Marketing Agreement (the "JMA"), a Cooperative Development Agreement (the "Development Agreement"), and a Sematech Development Subcontract (the "Sematech Agreement"), each dated the date of this agreement.

         NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

                                    SECTION 1

                              Sale of Common Stock

         1.1 The Company hereby issues and sells to Synopsys, and Synopsys hereby purchases from the Company, the Company Shares at a price of $14.50 per share. Synopsys acknowledges receipt of a stock certificate evidencing the Company Shares, bearing the legend referred to in Section 4.2(a) and standing in Synopsys' name. The Company acknowledges receipt from Synopsis of $2,324,234.00, representing payment in full for the Company Shares.

         1.2 Each of the Selling Stockholders hereby sells to Synopsys, and Synopsys hereby purchases from such Selling Stockholder the number of Shares set forth opposite such Selling Stockholder's name under the caption "No. of Shares Sold" on Exhibit A at a price of $14.50 per share. Synopsys acknowledges receipt from each Selling Stockholder of a stock certificate evidencing the number of Shares set forth opposite such Selling Stockholder's name on Exhibit A under the caption "No. of Shares Sold" together with a stock power properly endorsed for transfer of such certificate to Synopsys. Each Selling Stockholder acknowledges receipt from Synopsys of the amount set forth opposite such Selling Stockholder's name on Exhibit A under the caption "Total Purchase Price" representing payment in full for such Shares.


                                    SECTION 2

   Representations and Warranties of the Company and the Selling Stockholders

         Each of the Company and the Selling Stockholders, severally and not jointly, represents and warrants to Synopsys that, except as set forth in the CCT Disclosure Letter dated the date of this agreement, initialed on behalf of the Company and Synopsys and delivered to Synopsys, which exceptions shall be deemed to be representations and warranties as if made hereunder:

         2.1 Organization and Standing; Certificate and Bylaws . The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority, and all governmental licenses, authorizations, consents and approvals required, to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify, individually or in the aggregate, would have a material adverse effect on the assets, condition or prospects of the Company, financial or otherwise (a "Material Adverse Effect"). As of the date of this agreement, the Certificate of Incorporation and the Bylaws of the Company shall be in the form previously provided to Synopsys or its counsel.

         2.2   Authorization .

               (a) The Company has all requisite corporate power and authority to execute and deliver, and to consummate the transactions contemplated by, this agreement, the Investor Rights Agreement, the JMA, the Development Agreement and the Sematech Agreement (collectively with the CCT Disclosure Letter referred to above, the "Transaction Documents"). All corporate action on the part of the Company, its officers, directors and stockholders necessary for (i) the execution and delivery of, and the consummation of the transactions contemplated by, the Transaction Documents, (ii) the performance of all obligations of the Company under the Transaction Documents, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Company Shares, has been taken. The Transaction Documents, upon execution and delivery by the Company, and, to the extent that they are parties thereto, the Selling Stockholders, and assuming the due and proper execution and delivery by Synopsys, constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as may be limited by (x) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (y) the effect of rules of law governing the availability of equitable remedies.

               (b) The Company Shares, when issued and paid for in compliance with the provisions of this agreement, will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances known to, or caused or created by, the Company or any of the Selling Stockholders.

               (c) No entity has any right of first refusal or any preemptive right in connection with the issuance of the Shares or any future issuances of securities by the Company, except as set forth in the Transaction Documents.

          2.3 Capitalization . The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of May 3, 1996, there are issued and outstanding 12,241,929 shares of Common Stock and no shares of Preferred Stock. There are no outstanding rights, employee benefit plans, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock, except (i) the 4,184,099 shares of Common Stock reserved for issuance under the Company's 1989 Stock Option Plan, 1993 Equity Incentive Plan, 1995 Directors Stock Option Plan and 1995 Employee Stock Purchase Plan and the rights of the Company under such plans, (ii) the Company Shares reserved for issuance pursuant to this agreement, and (iii) as set forth in the Transaction Documents.

          2.4 Subsidiaries . The Company does not own or control, directly or indirectly, any equity interest in any other corporation, limited liability company, partnership, or other entity.

          2.5   Consents and Authorizations .

               (a) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, the Transaction Documents, except for such filings as may be required to be made with the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers, Inc. (the "NASD").

               (b) No consent, approval, waiver or other action by any entity under any material contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which it is bound is required or necessary for the execution, delivery and performance of, or the consummation of the transactions contemplated by, any of the Transaction Documents by the Company.

               2.6 No Conflict . The execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated thereby will not, (i) conflict with any provision of the Certificate of Incorporation or Bylaws of the Company, or (ii) result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets, which, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair or restrict its power to perform its obligations as contemplated by the Transaction Documents.

               2.7 Accuracy of Reports . The Company's Registration Statement on Form S-1, as amended and declared effective by the Commission on October 30, 1995, and all reports required to be filed by the Company thereafter to the date of this agreement under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), copies of which have been furnished to Synopsys or its counsel, have been duly filed, were in compliance with the requirements of their respective forms, and contained as of their respective dates no untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made therein in light of the circumstances in which made not misleading.

               2.8 Financial Statement and Changes . The Company has delivered to Synopsys the Company's consolidated balance sheets as of December 31, 1993, 1994, and 1995 and the related statements of operations, stockholders' equity and changes in financial position and notes thereto for the fiscal years ended on December 31, 1993, 1994, and 1995, all of which (the "Audited Financial Statements") are accompanied by the related audit opinion(s) of the Company's independent certified public accountants. The Audited Financial Statements, including, without limitation, the notes thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the fiscal years covered by such statements (except as may be stated in the notes to such statements or the related report(s) of such accountants). The Company has delivered to Synopsys the Company's unaudited consolidated balance sheet as of March 31, 1996, and the related statement of operations for the fiscal quarter ended on March 31, 1996 (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). The Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles applied on the same basis as applied in the Audited Financial Statements, except that the Unaudited Financial Statements (i) are subject to normal year-end adjustments, which adjustments will not individually or on the aggregate be material, and (ii) do not contain all footnotes required under generally accepted accounting principles. The Financial Statements present fairly the Company's financial condition, results of operations and changes in financial position as of the dates and for the periods indicated. Except as otherwise disclosed herein or in Financial Statements, since March 31, 1996, there has not been:

               (a) any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements except changes in the ordinary course of business that have not, individually or in the aggregate, had a Material Adverse Effect on the Company;

               (b) any change, except in the ordinary course of business, in the contingent obligations of the Company that would be required by generally accepted accounting principles to be reflected in the Financial Statements if the Financial Statements were prepared as of and for the period ended on the date of this agreement;

               (c) any damage, destruction or loss, whether or not covered by insurance, that had a Material Adverse Effect on the Company;

               (d) any declaration or payment of any dividend or other distribution of the assets of the Company;

               (e)   any labor organization activity; or

               (f) to the best of the Company's knowledge, any other events or conditions of any character that, individually or in the aggregate, have had a Material Adverse Effect on the Company.

          2.9 Litigation . There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Company and the Selling Stockholders, currently threatened against (i) the Company or any of its employees or prospective employees to whom the Company has issued an offer letter that is outstanding as of the date of this agreement ("Proposed Employees") that questions the validity of any of the Transaction Documents or the right of the Company to enter into any of them or to consummate the transactions contemplated thereby, or (ii) the Company or any of its employees or Proposed Employees that might result, either individually or in the aggregate, in any Material Adverse Effect on the Company or any change in the current equity ownership of the Company, nor, to the best knowledge of the Company and the Selling Stockholders, is there any valid basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any valid basis therefor known to the Company or the Selling Stockholders) involving the prior employment of any of the Company's employees or Proposed Employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate. To the best knowledge of the Company and the Selling Stockholders, none of the employees or Proposed Employees of the Company is obligated under any contract (including, without limitation, licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that interferes with the use of his or her best efforts to promote the interests of the Company, or that conflicts with the business of the Company as currently conducted and as proposed to be conducted.

          2.10 Offering . Subject in part to the accuracy of Synopsys' representations set forth in Section 4, the offer, issuance and sale of the Shares as contemplated by this agreement is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the registration, qualification or compliance requirements of any applicable blue sky or other state securities laws.

          2.11 Registration Rights . Other than as granted pursuant to the Transaction Documents and that certain Rights Agreement dated May 11, 1995, among the Company and certain investors, the Company has not granted any currently outstanding rights to register (as that term is defined in the Investor Rights Agreement), or agreed to grant any rights to register, its securities to any entity.

          2.12 Disclosure . No representation or warranty by the Company in the Transaction Documents, or in any document or certificate furnished or to be furnished to Synopsys pursuant thereto or in connection with the transactions contemplated thereby, when taken together, contains, or in the case of documents and certificates to be furnished subsequent to the date of this agreement will contain, any untrue statement of a material fact or omits, or in the case of documents and certificates to be furnished subsequent to the date of this agreement will omit to state, a material fact necessary to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.

                                    SECTION 3

     Additional Representations and Warranties of the Selling Stockholders .

          Each of the Selling Stockholders, severally and not jointly, represents and warrants to Synopsys as follows:

          3.1 Ownership . Such Selling Stockholder is the owner, beneficially and of record, of all the Shares to be sold to Synopsys by such Selling Stockholder pursuant to this agreement and holds such Shares free and clear of any liens, encumbrances, security agreements, options, claims, charges or restrictions of any nature whatsoever except for restrictions imposed by state and federal securities laws.

          3.2 Authority . Such Selling Stockholder has the full legal power and authority to sell and deliver such Selling Stockholder's Shares as provided in this agreement. The Transaction Documents, upon execution and delivery by the Company, and, to the extent that they are parties thereto, the Selling Stockholders, and assuming the due and proper execution and delivery by Synopsys, constitute legal, valid and binding obligations of such Selling Stockholder, enforceable in accordance

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
with their respective terms, except as may be limited by (x) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (y) the effect of rules of law governing the availability of equitable remedies.

          3.3 Title . The delivery of the certificates representing such Selling Stockholder's Shares pursuant to this agreement will convey marketable title to such shares, free and clear of any security interests, claims, liens, equities or other encumbrances.

          3.4 Investigation; Access to Information . Such Selling Stockholder acknowledges that he has investigated the business, financial condition and prospects of the Company and has had access to such information concerning the Company's business and prospects as he has deemed necessary or desirable to reach an informed and knowledgeable decision to enter into this agreement and to sell his Shares in accordance with the terms hereof. Such Selling Stockholder's decision has not been based upon any representation or warranty made by the Company or by any officer, director, employee or agent of the Company, with respect to any matter including, without limitation: (i) any projected or estimated future financial performance of the Company, or (ii) any estimate of the current or future value of the Common Stock.

          3.5 Disclosure . No representation or warranty by such Selling Stockholder in the Transaction Documents, or in any document or certificate furnished or to be furnished to Synopsys pursuant thereto or in connection with the transactions contemplated thereby, when taken together, contains, or in the case of documents and certificates to be furnished subsequent to the date of this agreement will contain, any untrue statement of a material fact or omits, or in the case of documents and certificates to be furnished subsequent to the date of this agreement will omit, to state a material fact necessary to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.


                                    SECTION 4

   Representations and Warranties of Synopsys; Legends; Transfer Restrictions

          4.1 Representations and Warranties of Synopsys . Synopsys represents and warrants to the Company and each of the Selling Stockholders as follows:

                (a) Synopsys is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                (b) Synopsys has all requisite corporate power and authority to execute and deliver, and to consummate the transactions contemplated by, the Transaction Documents. All corporate action on the part of Synopsys, its officers, directors and stockholders necessary for (i) the execution and delivery of, and the consummation of the transactions contemplated by, the Transaction

Documents, and (ii) the performance of all obligations of Synopsys under the Transaction Documents, has been taken. The Transaction Documents, upon execution and delivery by Synopsys and assuming the due and proper execution and delivery by the Company and, to the extent they are parties thereto, the Selling Stockholders, constitute legal, valid and binding obligations of Synopsys, enforceable in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

                (c) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, the Transaction Documents, except for such filings as may be required to be made with the Commission and the NASD.

                (d) No consent, approval, waiver or other action by any entity under any material contract, agreement, indenture, lease, instrument or other document to which Synopsys is a party or by which it is bound is required or necessary for the execution, delivery and performance of, or the consummation of the transactions contemplated by, any of the Transaction Documents by Synopsys.

                (e) The Shares will be acquired for Synopsys' own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

                (f) Synopsys understands that the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, that the Company has no present intention of registering the Securities, that the Shares must be held by Synopsys indefinitely, and that Synopsys must therefore bear the economic risk of its investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration thereunder.

                (g) Synopsys is an "accredited investor", as that term is defined in Regulation D promulgated under the Securities Act.

                (h) Synopsys has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares. Synopsys further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares, and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Synopsys or to which the Synopsys had access.

                (i) Synopsys (i) has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Synopsys to be aware of the character, business acumen and financial circumstances of such persons.

          4.2 Legends . Each certificate or instrument representing Shares shall bear legends in substantially the following forms:

                (a) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE 'SECURITIES ACT') AND ARE 'RESTRICTED SECURITIES' AS DEFINED IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR (II) IN COMPLIANCE WITH RULE 144, OR (III) PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SUCH SALE, OFFER OR DISTRIBUTION."

                (b) "THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SPECIFIED IN A CERTAIN INVESTOR RIGHTS AGREEMENT BETWEEN THE ISSUER OF THESE SECURITIES AND THE ORIGINAL HOLDER OF SUCH SHARES DATED AS OF MAY 6, 1996, A COPY OF WHICH IS AVAILABLE FOR EXAMINATION AT THE ISSUER'S PRINCIPAL OFFICE."

                (c) Any other legends required by California law or other applicable blue sky or state securities laws.

The Company need not register a transfer of any Shares, and may also instruct its transfer agent not to register a transfer of any Shares, unless the conditions specified in the foregoing legends are satisfied to the extent applicable.

          4.3   Removal of Legends and Transfer Restrictions .

                (a) Any legend endorsed on a certificate or instrument pursuant to Section 4.2(a) and the stop transfer instructions with respect to the Shares evidenced thereby shall be removed and the Company shall issue a certificate or instrument without such legend to the holder thereof if such Shares are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available, if such legend may be properly removed under the terms of Rule 144 promulgated under the Securities Act or if such holder provides the Company with an opinion of counsel for such holder reasonably satisfactory to legal counsel for the Company to the effect that a sale, transfer or assignment of such Shares may be made without registration.

               (b) Any legend endorsed on a certificate or instrument pursuant to Section 4.2(b) and the stop transfer instructions with respect to the Shares evidenced thereby shall be removed upon the expiration or earlier termination in accordance with its terms of the Investor Rights Agreement.

               (c) Any legend endorsed on a certificate or instrument pursuant to Section 4.2(c) and the stop transfer instructions with respect to the Shares evidenced thereby shall be removed upon receipt by the Company of an order of the appropriate state securities authority authorizing such removal, which order the Company shall seek in a timely manner in those circumstances in which such order is appropriate in the Company's reasonable opinion.


                                    SECTION 5

                            Covenants of the Parties

          5.1 No Objection . Provided Synopsys is in compliance with and has performed all covenants, agreements and conditions contained in this agreement to be performed by Synopsys, the Company shall not interpose any objection or take any legal action as a plaintiff in connection with the acquisition by Synopsys of such number of shares of Common Stock as is permitted to be owned by Synopsys pursuant to the Transaction Documents.

          5.2 Sale of Additional Shares . The Company shall take such action as is reasonably necessary, subject to compliance with applicable law, to issue and sell to Synopsys any additional shares which Synopsys shall be entitled to purchase from the Company pursuant to the Transaction Documents.

          5.3 Equity Method Accounting . If Synopsys desires at some date to account for its investment in the Company under the equity method, the Company will furnish to Synopsys all information that is required by generally accepted accounting principles to enable Synopsys so to account. To the extent reasonably requested by Synopsys, the Company shall provide information regarding the Company to, and otherwise cooperate with, Synopsys so as to enable Synopsys to prepare financial statements in accordance with accounting principles generally accepted in the United States and to comply with its reporting requirements under applicable United States securities laws and regulations.

          5.4 Publicity . The Company and Synopsys will not, and will not permit any of their respective affiliates to, issue or cause the issuance of any press release or other public announcement with respect to the transactions contemplated by the Transaction Documents without the prior consent of the other party, except as required to comply with applicable securities laws. None of the Selling Stockholders will issue or cause the issuance of any such press release or other public announcement, except in his position as an officer on behalf of the Company in accordance with the preceding sentence.

          5.5 Securities Law Filings . Synopsys will use reasonable commercial efforts to make all filings regarding its ownership of the Shares as may required by applicable securities laws. The Company will use reasonable commercial efforts promptly to make available to Synopsys any information regarding the Company necessary to make such filings.

          5.6 Exemption . None of the parties, directly or through any authorized agent acting on its behalf, will take any action that would cause the loss of the exemption from registration referred to in Section 2.10.

                                    SECTION 6

                                  Miscellaneous

          6.1 Waivers and Amendments . Neither this agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

          6.2 Governing Law . This agreement shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

          6.3 Survival . The representations, warranties, covenants and agreements made herein shall survive the execution of this agreement and the closing of the transactions contemplated hereby, except that the representations and warranties of the Company and the Selling Stockholders made in Section 2, the representations and warranties of the Selling Stockholders made in Section 3 and the representation and warranties of Synopsys made in Section 4 shall expire on the first anniversary of the date of this agreement.

          6.4 Successors and Assigns . Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          6.5 Entire Agreement . The Transaction Documents and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects thereof.

          6.6 Notices, etc . All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile, overnight courier or mailed by certified or registered mail, postage prepaid, return receipt requested, to the facsimile number or address as follows:

        Company:      Cooper & Chyan Technology, Inc. 1601 South
                      De Anza Boulevard Cupertino, California 95014
                      Telephone: (408) 342-5518 Facsimile: (408)
                      342-5650 Attention: Mr. John R. Harding, President

                      with a copy (which will not constitute notice) to:

                      Fenwick & West
                      Two Palo Alto Square, Suite 800
                      Palo Alto, California 94306
                      Telephone: (415) 494-0600
                      Facsimile: (415) 857-0361
                      Attention: Gordon Davidson, Esq.

        Selling       c/o Cooper & Chyan Technology, Inc.
        Stockholders: 1601 South De Anza Boulevard
                      Cupertino, California 95014
                      Telephone: (408) 342-5518
                      Facsimile: (408) 342-5650

        Synopsys:     Synopsys, Inc.
                      700 East Middlefield Road
                      Mountain View, California 94043-4033
                      Telephone: (415) 962-5000
                      Facsimile: (415) 694-4087
                      Attention: Paul Lippe, Vice President, Legal with a copy (which will not constitute notice) to:

                      Wilson, Sonsini, Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, California 94304-1050
                      Telephone: (415) 493-9300
                      Facsimile: (415) 493-6811
                      Attention: Thomas C. DeFilipps, Esq.

or to such other facsimile number or address provided to the parties to this agreement in accordance with this Section 6.6. Such notices or other communications shall be deemed delivered upon receipt, in the case of overnight delivery or facsimile transmission (as evidenced by the confirmation thereof), or 3 days after deposit in the mails (as determined by reference to the postmark).

          6.7 Severability . In case any provision of this agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          6.8   Finder's Fees .

                (a) The Company and each of the Selling Stockholders (i) represents and warrants to Synopsys that none of the Company or the Selling Stockholders has retained any finder or broker in connection with any of the transactions contemplated by the Transaction Documents, and (ii) agree to indemnify and to hold Synopsys harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of its employees or representatives, or any of the Selling Stockholders are responsible.

                (b) Synopsys (i) represents and warrants to the Company and each of the Selling Stockholders that it has not retained any finder or broker in connection with the transactions contemplated by the Transaction Documents, and (ii) agrees to indemnify and to hold the Company and the Selling Stockholders harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which it, or any of its employees or representatives, are responsible.

          6.9 Expenses . Each party will bear its own expenses with respect to the origination, negotiation, documentation and consummation of the transactions contemplated by the Transaction Documents.

          6.10 Counterparts . This agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          6.11 Delays or Omissions . No delay or omission to exercise any right, power or remedy accruing to a party upon any breach or default of another party under this agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on a party's part of any breach or default under this agreement or any waiver on such party's part of any provisions or conditions of this agreement must be in writing and will be effective only to the extent specifically set forth in such writing, and all remedies, either under this agreement, or by law or otherwise afforded to the parties, will be cumulative and not alternative.

          6.12 Limitation of Liability . Notwithstanding anything to the contrary in this agreement, the liability of a Selling Stockholder for breaches of his representations and warranties in Sections 2 and 3, other than breaches resulting from fraud or willful misrepresentation by such Selling Stockholder, will be limited to the amount set forth opposite such Selling Stockholder's name under the caption "Total Purchase Price" on Exhibit A .

          IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

                                        COOPER & CHYAN TECHNOLOGY, INC.



                                        By: /s/ John R. Harding
                                            ------------------------------------
                                                John R. Harding, President

                                            /s/ John F. Cooper
                                        ----------------------------------------
                                                John F. Cooper

                                            /s/ David Chyan
                                        ----------------------------------------
                                                David Chyan

                                            /s/ John R. Harding
                                        ----------------------------------------
                                                John R. Harding

                                            /s/ William Portelli
                                        ----------------------------------------
                                                William Portelli

                                            /s/ Robert D. Selvi
                                        ----------------------------------------
                                                Robert D. Selvi


                                        SYNOPSYS, INC.



                                        By:  /s/ Paul Lippe
                                           -------------------------------------

                                        Name:    Paul Lippe
                                              ----------------------------------

                                        Title:   VP, Business Development
                                               ---------------------------------

                                    EXHIBIT A

                              Selling Stockholders

                                    No. of        Price          Total
     Name                         Shares Sold   Per Share    Purchase Price
     ----                         -----------   ---------    --------------
John F. Cooper                      648,250       $14.50      $ 9,399,625

David Chyan                         296,000       $14.50      $ 4,292,000
John R. Harding                      57,000       $14.50      $   826,500

William Portelli                     22,500       $14.50      $   326,250

Robert D. Selvi                      22,500       $14.50      $   326,250
                                    -------                   -----------

          TOTAL:                  1,046,250                   $15,170,625
                                  =========                   ===========

                                    EXHIBIT B

                     Legal Opinion of Counsel to the Company

                                  May 6, 1996

Synopsys, Inc.
700 East Middlefield Road
Mountain View, California 94043-4033

        Re:  Sale of 1,206,542 shares of Common
             Stock of Cooper & Chyan Technology, Inc.
             ----------------------------------------

Ladies and Gentlemen:

        We have acted as counsel for Cooper & Chyan Technology, Inc., a Delaware corporation (the "Company"), in connection with the sale of an aggregate of 1,206,542 shares (the "Shares") of the Company's Common Stock ("Common Stock") to be sold on the date hereof, of which 160,292 shares (the "Company Shares") are to issued and sold by the Company and an aggregate of 1,046,250 shares (the "Selling Stockholder Shares") are to be sold by certain stockholders of the Company (collectively, the "Selling Stockholders") who are listed in Exhibit A to that certain Stock Purchase Agreement (the "Purchase Agreement"), dated May 6, 1996, among the Company, the Selling Stockholders and Synopsys, Inc., a Delaware corporation ("Synopsys" or "you").

        The Shares are being purchased today by Synopsys pursuant to the terms of, and this opinion is being delivered to you in connection with, the Purchase Agreement. Unless otherwise defined in this opinion or the context otherwise requires, all capitalized terms used in this opinion shall have the meanings given to such terms in the Purchase Agreement. The Purchase Agreement, together with the Investor Rights Agreement of even date therewith and referred to therein, are collectively referred to herein as the "Investment Agreements."

        To render this opinion, we have examined the documents referred to, and made the investigation described, below. We have not independently verified any information obtained from third persons. As to matters of fact, we have relied solely upon our actual knowledge, the information obtained from public officials and public records that is set forth below, and representations contained in the Purchase Agreement or made by representatives of the Company, including, without limitation, those representations set forth in the Management Certificate referred to below. The documents we have examined in rendering this opinion, and upon which we have relied, are the following:

        (a) The Certificate of Incorporation of the Company, as filed with the Secretary of State of Delaware on August 9, 1995.

Synopsys, Inc.
May 6, 1996
Page 2

     (b) The Company's Certificate of Designation of Series A Preferred Stock, as filed with the Secretary of State of the State of Delaware on August 24, 1995, and as amended by the Company's Certificate of Elimination filed with the Secretary of State of the State of Delaware on November 6, 1995.

     (c) The Bylaws of the Company, as amended, certified to be true and correct by the Secretary of the Company on November 8, 1995.

     (d) The minutes of meetings and actions by written consent of the stockholders and Board of Directors of the Company and its predecessor, Cooper & Chyan Technology, Inc., a California corporation ("CCT California"), contained as of the date of this opinion in the minute books of the Company and CCT California in our possession.

     (e) The Agreement and Plan of Merger dated as of September 25, 1995 between the Company and CCT California.

     (f) A certificate of good standing from the Office of the Secretary of State of the State of Delaware dated as of April 29, 1996.

     (g) The Purchase Agreement.

     (h) The Investor Rights Agreement.

     (i) The other certificates and documents delivered by or on behalf of the Company, the Selling Stockholders and Synopsys at the Closing.

     (j) A Management Certificate addressed to us executed by the Company dated May 6, 1996, a copy of which has been delivered to your counsel.

     In our examination, we have assumed, and express no opinion as to, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents, the genuineness of certificates of public officials, the conformity to original documents of all documents submitted to us as copies thereof, the completeness of all documents submitted to us, the lack of any undisclosed terminations, modifications, waivers or amendments to any agreements or documents reviewed by us and (except with respect to the execution and delivery by the Company of the Investment Agreements) the due and valid execution and delivery of all documents by all parties thereto where due execution and delivery are prerequisites to the effectiveness thereof. In rendering this opinion we have also assumed the validity of all signatures of the Selling Stockholders and the legal competency and capacity of each of the Selling Stockholders to make and enter into contracts, and for all other purposes.

     For the purposes of this opinion, we have also assumed that (a) Synopsys has all requisite power and authority, and has taken any and all corporate or other action necessary, for the due authorization by Synopsys of the execution and delivery of the Investment Documents and the performance by Synopsys of all its obligations thereunder, (b) Synopsys has paid for all

Synopsys, Inc.
May 6, 1996
Page 3


the Shares as provided in the Purchase Agreement and has fully performed all the other obligations that Synopsys is to perform under the Purchase Agreement at or before the Closing, and (c) the representations and warranties of Synopsys in the Purchase Agreement are true and complete.

        A matter stated in this opinion to be "to our knowledge," refers only to the knowledge of those attorneys currently within the firm who have furnished legal services to the Company in connection with the Purchase Agreement and the transactions contemplated therein, and is so stated to reflect the fact that, while nothing has come to our attention that causes us to believe that the matter stated is factually inaccurate (based on information we have as a result of representing the Company in connection with the Purchase Agreement and the transactions contemplated therein), we have made no independent factual investigation with respect to such statement or matter other than as described above.

        The opinions expressed below are also qualified by, subject to, and we render no opinion with respect to, the limitations and exceptions to the enforceability of or the binding nature of contracts and obligations in general, including, without limitation: (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors generally;
(b) the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability; (c) the possible unavailability of the remedies of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law, and the effect of public policy; (d) the validity, legality or enforceability of the indemnification provisions of the Investor Rights Agreement; and (e) compliance by the Company, the Selling Stockholders or Synopsys with antifraud provisions of applicable state and federal statutes, rules and regulations concerning the issuance or sale of securities.

        We are admitted to practice law in the State of California, and we express no opinion herein as to any laws other than the existing laws of the State of California, the General Corporation Law of the State of Delaware and the existing federal securities laws of the United States, and we express no opinion with respect to the application or effect of the laws of any other jurisdiction.

        In rendering the opinions below, we are opening only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matters.

        We also call your attention to the fact that under various reports published by committees of the State Bar of California, certain assumptions, qualifications and exceptions are implicit in opinions of lawyers. Although we have expressly set forth certain assumptions, qualifications and exceptions herein, we are not limiting or omitting any others set forth in the various reports or otherwise deemed standard for practice by lawyers in the State of California.

Synopsys, Inc.
May 6, 1996
Page 4

     Based upon and subject to the foregoing, and subject to the qualifications and exceptions contained herein, we are of the opinion that:

     1. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted.

     2. The Company has all requisite corporate power and corporate authority to execute and deliver the Investment Agreements, to sell and issue the Company Shares, and to otherwise carry out and perform its obligations under the terms of the Investment Agreements.

     3. The Investment Agreements have been duly and validly authorized, executed and delivered by the Company, and each constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its respective terms.

     4. The Company Shares have been duly authorized and will be validly issued, fully paid and non-assessable when issued and paid for as contemplated by the Purchase Agreement. The Selling Stockholder Shares have been duly authorized and validly issued and are non-assessable and are, to our knowledge, fully paid.

     5. The offer and sale of the Shares are (i) exempt from the registration provisions of the Securities Act of 1933, as amended, and (ii) exempt from the qualification requirements of the California Corporate Securities Law of 1968, as amended.

     This opinion is furnished to you by us as counsel for the Company, is intended solely for your use and benefit in connection with the Purchase Agreement and is not to be made available to or relied upon by you for any other purpose or by other persons or entities, whether or not named in the Purchase Agreement, without our prior written consent. This opinion is given as of the date first written above. We assume no obligation to advise you of facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinions expressed herein.


                                             Very truly yours,

                                             FENWICK & WEST

                                             By:
                                                 -----------------------------